Exhibit 10.12
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by Humacyte, Inc. (“Humacyte” or the “Company”) and Shamik Parikh, MD (hereinafter “Executive”) on January 13, 2022. This Agreement will become effective upon Executive’s commencement of employment with the Company (such date, the “Effective Date”), April 4, 2022.

WHEREAS, the Company desires to employ Executive and Executive desires to accept such employment, in each case on the terms set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

1.    NATURE OF EMPLOYMENT AND DUTIES. This Agreement is effective on the Effective Date. Executive shall serve as Company’s Chief Medical Officer, and have such responsibilities and authority as the Company may lawfully assign from time to time. Additionally, Executive agrees to perform such other duties consistent with those of an executive at Executive’s level as the Company may lawfully direct from time to time. Executive shall report to the Company’s Chief Executive Officer.

1.1    Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all lawful Company policies, procedures, practices and directions.

1.2    Executive shall devote all of Executive’s working time, reasonable best efforts, knowledge and experience to perform Executive’s duties and advance the Company’s interests. During Executive’s employment, Executive shall not, directly or through others, engage in, assist or consult with any other business or business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent; provided, however, this provision does not prohibit Executive from (i) personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for Executive’s own benefit that do not create actual or potential conflicts of interest with the Company, (ii) serving on advisory or non-profit boards, or (iii) engaging in religious, charitable or other community activities, in each case, to the extent that such activities in clauses (i), (ii) and (iii) do not, individually or in the aggregate, interfere with Executive’s duties to the Company, or otherwise result in a violation of this Agreement, the Non-Competition Agreement (as defined below) or any policy of the Company.

2.    COMPENSATION.

2.1    Base Salary. Executive’s initial annual base salary for all services rendered shall be $430,000.00, payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time. Executive’s base salary shall be reviewed in accordance with the Company’s policies, procedures, and practices as they may exist from time to time, and Executive’s base salary in effect at any given time is referred to herein as “Base Salary.”

2.2    Sign-On Bonus. Executive will receive a one-time cash sign-on bonus in the amount of $50,000.00, grossed up for federal, state, and local income tax purposes (collectively, the “Sign-On Bonus”), which shall be payable on the Company’s first scheduled pay date after the date on which Executive commences employment with the Company. If Executive voluntarily terminates his or her employment with the Company for any reason or Executive’s employment with the Company is terminated by the Company for Cause (as defined in this Agreement) before the first anniversary of Executive’s start date, Executive shall repay the Sign- On Bonus to the Company as follows: (a) if such termination occurs on or prior to the six-month anniversary of Executive’s start date, then 100% of the Sign-On Bonus must be repaid, and (b) if such termination occurs on or prior to the one-year anniversary of Executive’s start date, but after the six-month anniversary of Executive’s start date, then 50% of the Sign-On Bonus must be repaid. By executing this Agreement, Executive agrees to repay all or a portion of the Sign-On Bonus under the circumstances set forth above, and also authorizes the Company to offset any amount required to be repaid under this Section 2.2 against any amount the Company owes to Executive.

2.3    Annual Incentive Bonus. Executive shall be eligible for consideration for an annual cash incentive bonus (an “Annual Bonus”) in accordance with the Company annual bonus plan, policy or program, as in effect from time to time. Executive’s target Annual Bonus amount shall be 40% of Executive’s Base Salary (pro-rated for 2022 based on the number of days in the year including and following the Effective Date), subject to the achievement of individual and corporate objectives to be determined by the Company. Any Annual Bonus shall be awarded in the Company’s sole discretion taking into consideration Executive’s achievement of such objectives. Except as expressly provided otherwise herein, by Company policy, or by the terms of any annual bonus plan, Executive must be employed on the date any such Annual Bonus is paid in order to receive such Annual Bonus and the Annual Bonus is not earned unless the Executive is employed on that date.

2.4    Benefits. Executive may participate in all medical, dental and disability insurance, Simple IRA, 401(k), profit sharing, pension, personal leave, and other employee benefit plans and programs that may be made available from time to time to senior employees of the Company provided, however, that Executive’s participation in any such benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Notwithstanding anything to the contrary in the foregoing, Executive shall be entitled to four weeks of vacation each year, subject to the Company’s vacation policy as in effect from time to time.

2.5    Business Expenses. Executive shall be reimbursed for reasonable expenses actually incurred by Executive in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time.

2.6    Stock Options. Executive may be eligible to participate in the Company’s applicable long-term equity incentive plan (the “Stock Plan”) in accordance with the terms and conditions of such Plan. Subject to approval by the Board of Directors of the Company or the Compensation Committee thereof (the “Board”), the Company shall award Executive an initial stock option to purchase equivalent to $1,000,000 in option value (such value to be determined in accordance with the methodology approved by the Board in its discretion), with a per share exercise price not less than the fair market value of a share of common stock of the Company on the date of grant. The Option shall vest in accordance with the Company’s standard vesting schedule. The Option, any other grants under such Plan, and the terms of all such grants, are subject to and must be approved by the Board, and the Option referenced above remains subject to the Board’s review and approval. If approved, Executive will be required to execute the Company’s standard Stock Option Agreement as a prerequisite to participation in such Stock Plan.

2.7    Annual Equity Refresh. Following Executive’s first year of employment with the Company, Executive shall be eligible for consideration for an annual equity award (an “Annual Equity Award”) in accordance with the terms of the Stock Plan, as in effect from time to time. Executive’s target Annual Equity Award amount, and the form of the award, shall be determined by the Compensation Committee, with input from the CEO. Unless otherwise determined by the Compensation Committee in its sole discretion, each Annual Equity Award shall vest in accordance with the Company’s standard vesting schedule. Any Annual Equity Award shall be awarded in the Company’s sole discretion, and any such Annual Equity Award will be subject to the terms and conditions of the Stock Plan.

2.8    Modifications. Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits described in Sections 2.3, 2.4, 2.5 2.6, and 2.7. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Executive.

3.    TERMINATION OF EMPLOYMENT. Executive’s employment shall continue from the Effective Date until terminated under any of the following circumstances:

3.1    Death. This Agreement and Executive’s employment hereunder shall automatically terminate upon Executive’s death.

3.2    Disability. The Company may terminate this Agreement Executive’s employment hereunder in the event of Executive’s Disability. As used herein, “Disability” means Executive’s physical or mental disability that prevents Executive from performing the essential functions of Executive’s duties satisfactorily for a period of 180 consecutive days or 180 days in total within any 365 consecutive-day period as determined by the Company in its reasonable discretion and in accordance with applicable law.

3.3    Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment hereunder without Cause (as defined below) at any time. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3.4 and does not result from the death or Disability of Executive under Section 3.1 or 3.2 shall be deemed a termination without Cause.

3.4    Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time for the following reasons which shall constitute “Cause” for purposes of this Agreement:

(a)    any act or omission of Executive constituting knowing and willful misconduct (including knowing and willful violation of any material Company policy);

(b)    gross negligence or other act or omission by Executive that, in the judgment of the Company, is contrary to the interests or reputation of the Company;

(c)    fraud, misappropriation, embezzlement;

(d)    indictment for, conviction of, or entry of a plea of guilty or nolo contendre to a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;

(e)    violation of the Company’s conflict of interest policy, engagement in competitive business activities in violation of this Agreement or the Non-Competition, or any other breach of this Agreement or breach of the Non-Competition Agreement;

(f)    engagement in sexual harassment;

(g)    violation of state or federal securities laws or regulations; or,

(h)    credit checks, reference checks or drug testing of Executive reveal information that is not satisfactory to the Company.

Provided however, prior to a termination for Cause based on Sections 3.4(a), (b), (e), or (h), if, in the Company’s reasonably exercised judgment, it is possible for Executive to cure such grounds for Cause, the Company shall provide Executive with written notice of the basis for Cause and a 30 day opportunity to cure such grounds for Cause to the Company’s reasonable satisfaction.
Executive shall only be entitled to one such notice and cure period during Executive’s employment; if Executive cures the alleged basis for Cause, Executive shall not be entitled to notice and an opportunity to cure if Executive subsequently engages in any conduct described in Sections 3.4(a), (b), (e), or (h). For the avoidance of doubt, conduct of the type described in Sections 3.4(c), (d), (f), or (g) shall constitute “Cause” for purposes of this Agreement irrespective of whether such conduct occurred before or during Executive’s period of employment with the Company.

3.5    Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder for any reason, including “Good Reason”. As used herein, “Good Reason” means the occurrence of any of the following without Executive’s consent: (a) the Company’s material breach of this Agreement; (b) a material reduction in Executive’s Base Salary, other than pursuant to a reduction applied across-the-board to similarly situated executives of the Company; or (c) a material adverse change in Executive’s authority or responsibilities (but excluding any such change that occurs solely as a result of a sale, acquisition or other corporate transaction involving the Company), provided that Executive may only terminate for Good

Reason if Executive provides the Company with written notice of the existence of the condition giving rise to Good Reason within 30 days of its initial existence, the Company has not cured the condition within 30 days of the notice, and if the Company fails to cure the condition within such cure period, Executive terminates employment within seven days after the end of the cure period. In the event that Executive terminates Executive’s employment without Good Reason, Executive shall provide the Company at least thirty (30 days) prior notice, provided that the Company may unilaterally accelerate the effective date of Executive’s termination and such acceleration shall not result in a termination by the Company without Cause for purposes of this Agreement.

3.6    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

4.    COMPENSATION AND BENEFITS UPON TERMINATION.

4.1    If Executive’s employment with the Company is terminated for any reason, the Company’s obligation to compensate Executive ceases on the effective termination date except as to: (a) any Base Salary earned through such date; (b) any unpaid expense reimbursements (subject to, and in accordance with, Section 2.5 of this Agreement); (c) any vested benefits Executive may have under any employee benefit plan of the Company through such date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plan (the amounts and benefits described in clauses (a) through (c), collectively, the “Accrued Amounts”); and (d) any compensation and/or benefits which Executive may be entitled to receive pursuant to Section 4.2.

4.2    If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Amounts, the Company shall pay Executive:

(a)    an amount equal to 6 months of Executive’s then current Base Salary with payment to be made in accordance with the Company’s normal payroll practices, provided that all amounts shall be paid no later than March 15th of the calendar year following the year in which the effective termination date occurs;

(b)    any unpaid Annual Bonus, provided that the applicable individual and corporate goals are achieved as determined under the applicable bonus plan or program, in respect of the calendar year prior to the calendar year in which the effective termination date occurs, with payment to be made when Annual Bonuses are paid to continuing employees (or, if later, the effectiveness of the Release Agreement (as defined below)) but no later than March 15th of the calendar year following the year in which the effective termination date occurs; and

(c)    a pro-rated portion (based on the number of days prior to the effective termination date in the calendar year divided by 365) of Executive’s Annual Bonus in respect of the calendar year in which the effective date of termination occurs, provided that the applicable individual and corporate goals are achieved as determined under the applicable bonus plan or program, with such portion of the Annual Bonus paid at the same time such bonuses are paid to employees of the Company but no later than March 15th of the calendar year following the year in which the effective termination date occurs.

4.3    The Company’s obligation to provide the payments under Section 4.2 is conditioned upon Executive’s execution of an enforceable general release of all claims in favor of the Company and related persons and entities, in a form and manner reasonably satisfactory to the Company (“Release”) and Executive’s compliance with the Non-Competition Agreement, as defined herein. If Executive chooses not to execute the Release (or revokes the Release) or fails to comply with the Non-Competition Agreement, then the Company’s obligation to compensate Executive shall cease on the effective termination date except as to the Accrued Amounts. The Release shall be provided to Executive within seven days of Executive’s separation from service, and Executive must execute it within the time period specified in the Release, which shall not be longer than 45 days from the date of receipt. Such Release shall not be effective until any applicable revocation period has expired.

4.4    Executive is not entitled to receive any compensation or benefits upon Executive’s termination except as set forth in this Agreement or otherwise required by any employee benefit plan in which Executive participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, or other insurance or retirement, 401(k) or pension benefits to which Executive may be entitled under employee benefit plans in which Executive participates.

5.    NON-COMPETITION. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, Executive agrees to execute prior to Executive’s commencement of employment and to abide by the Proprietary Information, Inventions, and Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit A.

6.    EMPLOYEE REPRESENTATION. Executive represents and warrants that, to Executive’s knowledge, Executive’s employment and obligations under this Agreement will not
(a) breach any duty or obligation Executive owes to another or (b) violate any law or recognized ethics standard.

7.    NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received:
(a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or, (c) upon receipt of an answer back confirmation, if transmitted by email, addressed to the below indicated e-mail address. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and email addresses of the parties shall be as follows:

If to the Executive, to:	The last address Executive has filed in writing with the Company
If to the Company, to:	Sabrina Osborne, EVP Business Strategy & People Humacyte, Inc. 2525 E NC Hwy 54 Durham, North Carolina 27713 [***]

provided that: (a) each party shall have the right to change its address for notice, and the person who is to receive notice, by giving 15 days’ prior written notice to the other party in the manner set forth above; and, (b) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by any additional addressee specified above.

8.    WAIVER OF BREACH. The Company’s or Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

9.    SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

10.    PARTIES BOUND; ASSIGNMENT. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company’s successors and assigns. The Company, at its discretion, may assign this Agreement to its successors or affiliates. Because this Agreement is personal to Executive, Executive may not assign this Agreement.

11.    GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina, or the federal courts of the United States for the Eastern District of North Carolina.

12.    SECTION 409A OF THE INTERNAL REVENUE CODE

12.1    Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from the application of Section 409A of the Code, or to the extent not exempt, comply with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.2    Separation from Service. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

12.3    Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

12.4    Delayed Distribution to Specified Employees. If the Company determines in accordance with Section 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that the Executive is a specified employee of the Company, determined in accordance with Section 409A, any payments and/or benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to 409A that are provided to Executive on account of Executive’s Separation from Service shall not be provided until the day after the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”) or, if sooner, Executive’s death. The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining payments and/or benefits shall be paid without delay in accordance with their original schedule.

12.5    Payment Subject to the Release. Any payments that are subject to the Release requirement and are scheduled to be paid prior to the date the Release becomes effective shall be paid in a lump sum, without interest, with the first scheduled payment following the effectiveness of the Release and, if any such amounts are subject to Section 409A of the Code and the period during which Executive has discretion to sign or revoke the Release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

12.6    Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

13.    WITHHOLDING. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14.    ENTIRE AGREEMENT. Except as expressly provided herein and except for the Non-Competition Agreement, this Agreement: (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

15.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

16.    LEGAL COUNSEL. By signing below, Executive acknowledges that Executive has been advised by the Company to seek independent legal counsel with respect to this Agreement and that Executive has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement. By signing below, Executive represents that Executive has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereof by reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EXECUTIVE

/s/ Shamik Parikh, MD
Shamik Parikh, MD

HUMACYTE, INC.

/s/ Laura Niklason
By: Laura Niklason
Title: Chief Executive Officer